Lithium Technology Corporation 8-K

Exhibit 99.1

Lithium Technology Corporation announces the strengthening of its management team with the appointment of Martin Koster as its President and Chief Operating Officer.

FAIRFAX, Virginia, May 2, 2011 - - Lithium Technology Corporation, Inc. (“LTC”) (ticker symbol: LTHU) is pleased to announce that Martin Koster is joining the management team as LTC’s President and Chief Operating Officer (“COO”).

In addition to his daily operational responsibilities at LTC, Mr. Koster will focus on the implementation of the strategic development opportunities of LTC and the company's transition into a volume manufacturer of its leading large-format Lithium based battery technology, including the integration of its battery technology with the electronics capabilities of LTC's strategic partner, Frazer-Nash Research Ltd., through the previously announced strategic alliance between the two companies.

Martin Koster is a German national with a strong background in working with companies in the automotive and industrial sector. His focus in his prior roles as a corporate finance and M&A advisor was on global automotive sector clients of all sizes, including leading passenger and commercial vehicle manufacturers and their suppliers. Mr. Koster joins LTC from Goetzpartners, a European-based investment banking firm, where he was head of the London office and during his tenure there, was appointed an Executive Board Member. Prior to his association with Goetzpartners, Mr. Koster spent eleven years at Citigroup primarily on the automotive and industrials team, based in Frankfurt and London.

LTC's Co-Chairman, Fred Mulder, and CEO, Theo Kremers, jointly commented on Mr. Koster’s appointment: “We are pleased to welcome Martin onto the team. LTC will benefit from his experience with automotive and industrial sector companies in the strategic development of LTC’s business with such companies as well as the strengthening of LTC’s daily management. We wish him all the best in his transition to his new role at LTC.”

About LTC: LTC is a global manufacturer of large format cylindrical Lithium-Ion cells and a global provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of hybrid electric and electric vehicles.

This press release contains certain “forward-looking statements” within the meaning of federal securities laws including the use of the words “expect,” “anticipate,” “estimate,” “project,” “forecast,” “outlook,” “target,” “objective,” “plan,” “goal,” “pursue,” “on track,” and similar expressions. Although LTC believes that the statements were reasonable when made, these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied. LTC assumes no obligation and does not intend to update these forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: competitive and general economic conditions, adverse effects of litigation, the timely development and acceptance of LTC’s products and services, significant changes in the competitive environment, the failure to generate or the loss of significant numbers of customers, the loss of senior management or increased government regulations.